                                                                     EXHIBIT 2.3

                        INTELLECTUAL PROPERTY AGREEMENT

                                    BETWEEN

                             LSI LOGIC CORPORATION

                                      AND

                        LSI LOGIC STORAGE SYSTEMS, INC.

                               DECEMBER 31, 2003

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I  DEFINITIONS AND CONSTRUCTION............................    1
1.1    Definitions from Separation Agreement.......................    1
1.2    Other Definitions...........................................    1
1.3    Construction................................................    4
ARTICLE II  SSI IP ALLOCATION......................................    4
2.1    IP to be Allocated to SSI IP................................    4
2.2    Assignment of SSI IP........................................    5
2.3    Assignment of LSI Logic IP..................................    6
2.4    Future Assignment to SSI of Certain SSI IP..................    6
2.5    No Other Transfers; Prior Grants; Removal of Restrictions...    6
ARTICLE III  TECHNOLOGY AND PATENT LICENSES........................    6
3.1    IP to be Licensed to SSI....................................    6
3.2    License to SSI of LSI Logic Storage IP......................    7
3.3    Sublicensing of LSI Logic Storage IP; Have Made Rights......    7
3.4    License to SSI of LSI Logic Retained Patents................    7
3.5    License to LSI Logic Licensed Marks.........................    8
3.6    License from SSI to LSI Logic...............................    9
3.7    Sublicensing of SSI IP; Have Made Rights....................    9
3.8    No Improvements.............................................    9
3.9    Reservation of Rights; Restrictions.........................    9
3.10   License to Santricity Software..............................   10
ARTICLE IV  IP DELIVERY, TRANSFER OF LEGAL TITLE, AND SCHEDULE
  MODIFICATIONS....................................................   10
4.1    Delivery....................................................   10
4.2    SSI IP Schedules............................................   10
4.3    Cooperation and Legal Transfers.............................   11
4.4    Dispute Procedures..........................................   12
ARTICLE V  NON-COMPETE.............................................   12
5.1    Restrictions................................................   12
5.2    Separate Covenants..........................................   12
5.3    Necessary to Preserve Value.................................   12
5.4    Injunctive Relief...........................................   13
ARTICLE VI  LICENSE AGREEMENTS WITH THIRD PARTIES..................   13
6.1    License Agreements..........................................   13
6.2    Assignments, Delegation and Novation of SSI License            13
       Agreements..................................................
6.3    Shared License Agreements...................................   13
ARTICLE VII  CONFIDENTIAL INFORMATION AND LSI LOGIC EMPLOYEE
  AGREEMENTS.......................................................   14
7.1    Confidential Information Exclusions.........................   14
7.2    Confidentiality Obligations.................................   14
7.3    Residuals...................................................   15
7.4    Disclosure to LSI Logic or SSI..............................   15
7.5    Remedies....................................................   15
7.6    Required Disclosure.........................................   15

                                                                     PAGE
                                                                     ----
7.7    Public Announcements........................................   15
7.8    LSI Logic Employee Agreements...............................   15
ARTICLE VIII  REPRESENTATIONS AND WARRANTIES.......................   16
8.1    Representations and Warranties..............................   16
8.2    Completeness of Schedules...................................   16
8.3    Warranty Disclaimers........................................   16
8.4    LSI Logic Disclaimer........................................   17
ARTICLE IX  TERM AND TERMINATION...................................   17
9.1    Term........................................................   17
ARTICLE X  MISCELLANEOUS...........................................   17
10.1   Further Instruments and Assistance..........................   17
10.2   Bankruptcy..................................................   18
10.3   Limitation of Liability.....................................   18
10.4   Entire Agreement............................................   18
10.5   Governing Law...............................................   18
10.6   Dispute Resolution..........................................   18
10.7   Notices.....................................................   18
10.8   Counterparts................................................   19
10.9   Binding Effect..............................................   19
10.10  Assignment and Transfer.....................................   19
10.11  Severability................................................   19
10.12  Failure or Indulgence Not Waiver; Remedies Cumulative.......   19
10.13  Amendment...................................................   19
10.14  Interpretation..............................................   19
10.15  Conflicting Agreements......................................   19

                             SCHEDULES AND EXHIBITS


SCHEDULES
Schedule 1.2(b)      Excluded IP
Schedule 1.2(h)      LSI Logic Licensed Marks
Schedule 1.2(l)      LSI Logic Storage IP
Schedule 1.2(m)      License Agreements
Schedule 1.2(n)      Marked Items
Schedule 1.2(x)      SSI Products
Schedule 1.2(v)(i)   SSI Patents
Schedule 1.2(v)(ii)  SSI Copyrights and Maskworks
Schedule 1.2(v)(iv)  SSI Internet Properties
Schedule 1.2(v)(v)   Other SSI Intellectual Property Rights
Schedule             SSI Marks
  1.2(v)(iii)
Schedule 1.2(v)(vi)  SSI Technology
Schedule 3.5         Guidelines for Use of LSI Logic Licensed Marks
EXHIBITS
Exhibit 4.3(d)(i)    Form of Patent Assignment
Exhibit 4.3(d)(ii)   Form of Trademark Assignment
Exhibit 4.3(d)(iii)  Registrar Information for Internet Properties
Exhibit 4.3(d)(iv)   Form of Copyright Assignment

                        INTELLECTUAL PROPERTY AGREEMENT

     This Intellectual Property Agreement (this "Agreement") is entered into as of December 31, 2003 between LSI Logic Corporation, a Delaware corporation ("LSI Logic"), and LSI Logic Storage Systems, Inc., a Delaware corporation ("SSI"). LSI Logic and SSI are referred to in this Agreement collectively as the "Parties" and individually as a "Party." Capitalized terms have the meanings set forth below.

                                    RECITALS

     1. SSI is engaged in the storage systems business, which is independent of the businesses of LSI Logic.

     2. SSI has developed or uses certain Technology and Intellectual Property Rights in connection with the operation of its business.

     3. LSI Logic and SSI are entering into a Master Separation Agreement and other Ancillary Agreements to delineate and clarify their relationship with respect to the independent businesses of by LSI Logic and SSI (the "Separation").

     4. In connection with the Separation, LSI Logic and SSI wish to set forth the allocation of rights to certain Technology and related Intellectual Property Rights associated with SSI's business, and LSI Logic wishes to transfer to SSI legal title to certain of the foregoing Technology and related Intellectual Property Rights.

     5. LSI Logic and SSI wish to enter into license arrangements with respect to certain rights of SSI, and other Technology and Intellectual Property Rights, all on the terms and conditions herein.

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

                                   ARTICLE I

                          DEFINITIONS AND CONSTRUCTION

     1.1 Definitions from Separation Agreement. The following capitalized terms have the meanings set forth in the Separation Agreement: Ancillary Agreements, Confidential Information, Dispute, Distribution Date, LSI Logic Group, Person, Separation, Separation Date, SSI Contract, SSI Group, Subsidiary, and Transition Services Agreement.

     1.2 Other Definitions. The following capitalized terms have the meanings set forth below.

          (a) "Control" (including the terms "Controlling," and "Controlled by") means the direct or indirect ownership, possession, or power to vote by voting agreement or other arrangement, by the controlling entity of (i) voting shares or other securities, representing more than a specified percentage of the outstanding shares or securities entitled to vote for the election of the board of directors or similar managing authority of such controlled entity, or (ii) if such controlling entity does not have voting shares or other securities, more than the specified percentage of the ownership interest that represents the right to make decisions, including the election of directors, for such controlled entity. For the purposes of this definition, the "specified percentage" means the percentage referred to when this definition is used herein.

          (b) "Excluded IP" means: (i) IP (1) that is first owned by LSI Logic following the Separation Date (except for that IP described in Section 1.2(v)(A)), or (2) that comes into existence or is created following the Separation Date (except as provided in Section 4.2(b)(i) with respect to Patents, where the underlying subject matter was in existence prior to the Patent coming into existence. and except for that IP described in Section 1.2(v)(A)), or (3) the benefits of which are provided by SSI to LSI Logic pursuant to the Transition Services Agreement, or (4) which is listed on
     Schedule 1.2(b) (if any); and (ii) with respect to Technology, any Technology for which only one substantiation exists, which is material to the LSI Logic Storage Business or another retained business of LSI Logic, and which is not capable of being replicated without material cost.

          (c) "IP" means Technology, Marks, and Intellectual Property Rights.

          (d) "IP Schedule(s)" means any one or more of the following schedules that list certain IP to be licensed or transferred hereunder: Schedule 1.2(b) (Excluded IP), Schedule 1.2(l) (LSI Logic Storage Patents), Schedule 1.2(h) (LSI Logic Licensed Marks), Schedule 1.2(v)(i) (SSI Patents),
     Schedule 1.2(v)(ii) (SSI Copyrights and Maskworks), Schedule 1.2(v)(iv) (SSI Internet Properties), Schedule 1.2(v)(v) (Other SSI Intellectual Property Rights), Schedule 1.2(v)(iii) (SSI Marks), and Schedule 1.2(v)(vi) (SSI Technology).

          (e) "Intellectual Property Rights" means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents"); (ii) trade secret rights and all other rights in or to Proprietary Information (as defined below); (iii) mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts architecture or topology throughout the world ("Mask Works"); (iv) all copyrights, copyrights registrations and applications therefor and all other similar or equivalent rights corresponding thereto throughout the world ("Copyrights"); (v) all industrial designs and any registrations and applications therefor throughout the world ("Industrial Designs"); (vi) all rights in WWW addresses, uniform resource locators and domain names and applications and registrations therefor ("Internet Properties"); (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. Intellectual Property Rights specifically excludes Marks and rights in and to Marks, and also specifically excludes contractual rights, including license grants.

          (f) "LSI Logic Employee Agreement" means the Employee Invention and Confidential Information Agreement in the United States and corresponding agreements in foreign countries executed by each LSI Logic employee.

          (g) "LSI Logic IP" means Pre-Separation IP that is not SSI IP.

          (h) "LSI Logic Licensed Marks" means the Marks of LSI Logic that are listed on Schedule 1.2(h) in accordance with Section 3.1(b) (as such Schedule may revised pursuant to Section 4.2).

          (i) "LSI Logic Retained Patents" means any Patents of LSI Logic included in Pre-Separation IP that are not SSI Patents or LSI Logic Storage Patents.

          (j) "LSI Logic Storage Business" means the business being conducted by LSI Logic as of the Separation Date, of designing, manufacturing, selling and supporting storage components. LSI Logic Storage Business does not include the SSI Business.

          (k) "LSI Logic Storage IP" means (a) LSI Logic Storage Patents, (b) Technology that as of the Separation Date is LSI Logic IP, is in the possession of SSI, is related to the SSI Business, and is either used in the SSI Business or reasonably intended to be used in the SSI Business following the Separation Date, and (c) Intellectual Property Rights (other than Patents) that as of the Separation Date are LSI Logic IP, and that are
     (i) embodied in the Software and other Technology used in the SSI Business as of the Separation Date or prior to the Separation Date during any period in which SSI was a Subsidiary of LSI Logic, or (ii) embodied in the Software or other Technology in the possession of the SSI Business as of the Separation Date and reasonably intended to be used in the SSI Business following the Separation Date, or (iii) incorporated in the SSI Products as of the Separation Date. In all of the foregoing (c)(i), (c)(ii) and
     (c)(iii), LSI Logic Storage IP includes Intellectual Property Rights within Pre-Separation IP that are not included in SSI IP or are not transferred or assigned to SSI under Section 2.2 (for whatever reason) but which would be infringed by making, using, selling, offering for sale or importing Technology that is SSI IP.

          (l) "LSI Logic Storage Patents" means Patents listed on Schedule 1.2(k) in accordance with Section 3.1 (as such Schedule may be revised pursuant to Section 4.2).

          (m) "License Agreement" means a written license of Intellectual Property Rights, to the extent in effect as of the Separation Date, that the Parties have determined is material to the SSI Business or to the Separation, as set forth on Schedule 1.2(m).

          (n) "Marked Items" means goods and services that may be identified using an SSI Licensed Mark, as set forth on Schedule 1.2(n).

          (o) "Marks" means all trade names, logos, trademarks and service marks; trademark and service mark registrations and applications (including intent-to-use registrations and applications).

          (p) "Pre-Separation IP" means IP of either LSI Logic or SSI immediately prior to the Separation Date.

          (q) "Restriction" means that an action hereunder would or would be likely to trigger any of the following: (i) a material violation of the terms of any current agreement or other current arrangement with any third party; (ii) an expansion of existing rights or licenses from LSI Logic to a third party; or (iii) a requirement to pay any material royalty or other consideration to any third party that would not have been required had the applicable right or license not been provided under this Agreement.

          (r) "Separation Agreement" means the Master Separation Agreement entered into by and between LSI Logic and SSI as of even date herewith.

          (s) "Shared License Agreements" means those License Agreements between either SSI and a third party or LSI Logic and a third party that the Parties have identified should be either allocated to LSI Logic and shared with SSI or allocated to SSI and shared with LSI Logic, all designated on
     Schedule 1.2(m) as "Shared License Agreements," excluding those License Agreements removed as Shared License Agreements pursuant to Section 6.3(c).

          (t) "SSI Employee" means any individual who: (i) is actively employed by SSI in the United States on the Separation Date; (ii) moves to the employ of SSI in the United States from the employ of LSI Logic at any time prior to the Distribution Date; (iii) is an employee or group of employees designated as SSI Employees by LSI Logic and SSI, by mutual agreement; or
     (iv) is an individual in the United States hired by SSI on or after the Separation Date.

          (u) "SSI Business" means the business being conducted by SSI as of the Separation Date, of designing, manufacturing, selling and supporting storage systems and subsystems, including the SSI Products and related services and operations, and including the development and other activities in which substantial resources have been invested as of the Separation Date. "SSI Business" shall not include (a) the processes relating to or products resulting from designing, simulating, testing, packaging or fabricating integrated circuits, or (b) the business of designing, manufacturing, selling and supporting storage components.

          (v) "SSI IP" means (A) any Technology or Intellectual Property Rights created by an SSI Employee engaged in the SSI Business between the Separation Date and the Distribution Date, and (B) Pre-Separation IP to be allocated to SSI, including:

             (i) the Patents listed on Schedule 1.2(v)(i) in accordance with
        Section 2.1(a)(i) (as such Schedule may be revised pursuant to Section 4.2);

             (ii) the Copyrights or Maskworks listed on Schedule 1.2(v)(ii) in accordance with Section 2.1(a)(ii) (as such Schedule may be revised pursuant to Section 4.2), or otherwise identified in Section 2.1(a)(ii);

             (iii) the Marks (and associated goodwill) listed on Schedule 1.2(v)(iii) in accordance with Section 2.1(b) (as such Schedule may be revised pursuant to Section 4.2);

             (iv) the Internet Properties listed on Schedule 1.2(v)(iii) in accordance with Section 2.1(a)(iii) (as such Schedule may be revised pursuant to Section 4.2);

             (v) the other Intellectual Property Rights listed on Schedule 1.2(v)(v) in accordance with Section 2.1(a)(iv) (as such Schedule may be revised pursuant to Section 4.2), or otherwise identified in Section 2.1(a)(iv); and

             (vi) the Technology listed on Schedule 1.2(v)(vi) in accordance with Section 2.1(c) (as such Schedule may be revised pursuant to Section 4.2), or otherwise identified in Section 2.1(c).

          (w) "SSI License Agreement" means those License Agreements between LSI Logic and a third party or between or SSI and a third party that the Parties have determined are material and are to be allocated to SSI, all designated on Schedule 1.2(m) as "SSI License Agreements."

          (x) "SSI Products" means (i) those SSI products listed on Schedule 1.2(x), and (ii) other products that result from development activities of SSI in which, as of the Separation Date, substantial resources have been invested.

          (y) "Technology" means any and all of the following tangible or intangible items or things, in any format, but specifically excluding any Intellectual Property Rights therein or thereto:

             (i) computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), design tools and user interfaces, including documentation, annotations or comments, and including all related algorithms, data and data structures ("Software");

             (ii) trade secrets and confidential information, including without limitation invention disclosures, know-how, show-how, techniques, algorithms, routines, works of authorship, processes, devices, prototypes, net list, mask works, test methodologies, hardware development tools, materials that document design or design processes (including failed designs), or that document research or testing (both design, processes and results) ("Proprietary Information");

             (iii) databases and data collections; and

             (iv) any media on which any of the foregoing is recorded, and any other tangible embodiments or copies of any of the foregoing.

     1.3 Construction. For purposes of this Agreement, whenever the context requires: (i) the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders; (ii) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement; and (iii) the words "include" and "including" and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words "without limitation."

                                   ARTICLE II

                               SSI IP ALLOCATION

     2.1 IP to be Allocated to SSI IP. Certain Pre-Separation IP shall be allocated, in accordance with this Section 2.1, to SSI, and to the extent not owned by SSI prior to the Separation Date, assigned to SSI in accordance with
Section 2.2. Such IP shall, following the Separation Date, be SSI IP. All such IP that is subject to a governmental registration or that is material and capable of being scheduled will be set forth on a Schedule referred to in this Section. Prior to the Separation Date, the Parties will use reasonable efforts to compile such schedules and will use reasonable efforts to complete or correct such schedules following the Separation Date in accordance with Section 4.2.

          (a) Intellectual Property Rights. The following Pre-Separation IP shall be allocated to SSI as of the Separation Date:

             (i) Patents.  All of those Patents:

                (1) that are listed on Schedule 1.2(v)(i) as of the date hereof, or

                (2) that would be entitled or required to designate as inventors only individuals that were engaged in the SSI Business (including any predecessor to the SSI Business) at the time such invention was made, and that are added to Schedule 1.2(v)(i) pursuant to Section 4.2;

             (ii) Copyrights and Maskworks. All (A) Copyrights that are embodied in or constitute an SSI Product that exists as of the Separation Date, (B) Maskworks for integrated circuits that were designed specifically for the SSI Business, and (C) other Copyrights and Maskworks that are listed on Schedule 1.2(v)(ii);

             (iii) Internet Properties.  All of those Internet Properties:

                (1) that are listed on Schedule 1.2(v)(iv), to the extent such scheduled Internet Properties are associated with the SSI Business and are not primarily associated with the LSI Logic Storage Business or other retained businesses of LSI Logic, or

                (2) that are associated with the SSI Business and are not primarily associated with the LSI Logic Storage Business or other retained businesses of LSI Logic, and are added to Schedule 1.2(v)(iv), pursuant to Section 4.2; and

             (iv) Other Intellectual Property Rights. Any other Intellectual Property Rights that are listed on Schedule 1.2(v)(v).

          (b) Marks. The following Marks and associated goodwill shall be allocated to SSI as of the Separation Date: All of those Marks:

             (i) that are listed on Schedule 1.2(v)(iii), to the extent such scheduled Marks are associated with the SSI Business or used in connection with SSI Products as of the Separation Date and are not primarily associated with the LSI Logic Storage Business or the other retained businesses of LSI Logic, or

             (ii) that as of the Separation Date are associated with the SSI Business or are used in connection with SSI Products, are not primarily associated with the LSI Logic Storage Business or the other retained businesses of LSI Logic, and are added to Schedule 1.2(v)(iii) pursuant to Section 4.2.

          (c) Technology that is SSI IP. Technology (including Software) that is Pre-Separation IP will be allocated to SSI under Section 2.2 if it is primarily used in or necessary to the SSI Business (including the manufacture, use or sale of the SSI Products that exist as of the Separation Date), or if it is incorporated in the SSI Products that exist as of the Separation Date. The material items of Technology that are SSI IP are identified on Schedule 1.2(v)(vi).

     2.2 Assignment of SSI IP. To the extent legal ownership of an item within SSI IP does not reside with SSI as of the Separation Date, and subject to the last sentence of this Section 2.2, LSI Logic agrees to assign and transfer, and hereby does assign and transfer to SSI, effective as of the Separation Date, and to take such action as is necessary or appropriate therefor, as such actions are more fully set forth in Section 4.3 and Section 10.1:

          (a) all Intellectual Property Rights constituting SSI IP, including all causes of action and the right to past and future damages for infringement of such Intellectual Property Rights;

          (b) the SSI Marks and all associated goodwill, and all causes of action and the right to past and future damages for infringement of such Marks; and

          (c) all Technology constituting SSI IP.

     Notwithstanding anything to the contrary set forth in this Section, no Excluded IP shall be allocated, transferred or assigned to SSI hereunder; to the extent, however, that such Excluded IP is Excluded IP due to Restriction with respect to transfer or assignment by LSI Logic, then such Excluded IP will cease to be Excluded IP if and when such Restriction is removed pursuant to Section 2.5(c).

     2.3 Assignment of LSI Logic IP. To the extent that SSI owns or has the right to assign to LSI Logic any LSI Logic IP, SSI shall assign and hereby does assign to LSI Logic all of its right title and interest in and to such LSI Logic IP, including all causes of action and the right to past and future damages for infringement of Intellectual Property Rights included therein and the goodwill associated with any Marks included therein.

     2.4 Future Assignment to SSI of Certain SSI IP. With respect to Technology or Intellectual Property Rights that are SSI IP because of the creation thereof by an SSI Employee engaged in the SSI Business between the Separation Date and the Distribution Date (i.e., under Section 1.2(v)(A) and not
Section 1.2(v)(B)), but that are owned by LSI Logic, either as works made for hire or pursuant to an LSI Logic Employee Agreement between an SSI Employee and LSI Logic, LSI Logic shall assign and hereby does assign to SSI all of its right title and interest in and to such SSI IP, including all causes of action and the right to past and future damages for infringement of Intellectual Property Rights included therein.

     2.5  No Other Transfers; Prior Grants; Removal of Restrictions.

          (a) Subject to compliance with Section 4.2, any IP not allocated or assigned by one Party to the other in accordance with this ARTICLE II shall remain the property of the Party holding legal title to such IP as of the Separation Date.

          (b) SSI acknowledges and agrees that the foregoing assignments are subject to any and all licenses or other rights that may have been granted by LSI Logic or its Subsidiaries with respect to the SSI Patents or other SSI IP prior to the Separation Date. LSI Logic shall respond to reasonable inquiries from SSI regarding any such prior grants.

          (c) To the extent any IP to be transferred cannot be transferred because it is Excluded IP due to a Restriction, the Parties will use reasonable efforts to remove that Restriction; provided that neither Party will be required to pay any material consideration (monetary or non-monetary) to any third party to remove such Restriction.

                                  ARTICLE III

                         TECHNOLOGY AND PATENT LICENSES

     3.1 IP to be Licensed to SSI. Certain rights in or to Pre-Separation IP, to the extent those rights are LSI Logic Storage IP, LSI Logic Retained Patents, or LSI Logic Licensed Marks, are allocated by license to SSI as described in Sections 3.2, 3.3, 3.4 or 3.5. If such licenses are under Intellectual Property Rights required to be scheduled, then prior to the Separation Date the Parties will use reasonable efforts to compile such schedules and will use reasonable efforts to correct or complete such schedules following the Separation Date in accordance with Section 4.2.

          (a) The following Patents that are Pre-Separation IP shall be included in LSI Logic Storage Patents and are licensed to SSI: All of those Patents:
     (i) that are listed on Schedule 1.2(k), or (ii) that designate, or would be entitled or required to designate, as inventors only individuals that were engaged in the SSI Business (including any predecessor to the SSI Business) at the time such invention was made and are added to Schedule 1.2(k) pursuant to Section 4.2.

          (b) The following Marks that are Pre-Separation IP shall be included in LSI Logic Licensed Marks and are licensed to SSI: All of those Marks:
     (i) that are listed on Schedule 1.2(h), to the extent they are used by SSI as of the Separation Date to identify the source or origin of the SSI Business or SSI Products and are not SSI Marks, and (ii) that that are used by SSI as of the Separation Date to identify the source or origin of the SSI Business or SSI Products and are not SSI Marks, and are added to
     Schedule 1.2(h) pursuant to Section 4.2.

     3.2 License to SSI of LSI Logic Storage IP. Effective as of the Separation Date and subject to Section 3.9, SSI hereby retains, and without limiting the foregoing LSI Logic agrees to grant and hereby does grant (and shall cause its Subsidiaries to grant) SSI a perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, non-transferable (except as provided in Section 10.10) right and license:

          (a) under the Copyrights in the LSI Logic Storage IP, to copy, create derivative works from, distribute, publicly perform and display, and transmit any Technology within the LSI Logic Storage IP or any product or Technology in which such Technology is embodied; and grant sublicenses under the foregoing rights in connection with the distribution, licensing and sale of the SSI Products and other of SSI's products and services;

          (b) under the Maskworks in the LSI Logic Storage IP, to make and have made semiconductor devices;

          (c) under the LSI Logic Storage Patents, to make, have made (subject to Section 3.3), use, sell, offer for sale and import any product, to practice any process, method or procedure claimed in any such Patent, and to otherwise exercise the license granted in Section 3.2(a) and Section 3.2(b); and

          (d) under all other Intellectual Property Rights in the LSI Logic Storage IP, to fully exercise, use and exploit SSI IP and to conduct the SSI Business following the Separation Date; provided that the foregoing license shall be subject to any restrictions with respect to Confidential Information of LSI Logic set forth in Section 7.2 and 7.4.

     3.3  Sublicensing of LSI Logic Storage IP; Have Made Rights.

          (a) Patent Sublicensing. The license under the LSI Logic Storage Patents set forth in Section 3.2(c) shall not be sublicensable by SSI except to (i) an entity that is Subsidiary of SSI but only while such entity is a Subsidiary of SSI, and (ii) a third party which SSI Controls at the ten percent (10%) or greater level and in connection with the transfer or licensing of substantial other IP of SSI to such entity. In either case the sublicensed entity must agree to be bound by the relevant license restrictions in this Agreement, and SSI shall be responsible for performance by any sublicensee.

          (b) Sublicensing of LSI Logic Storage IP other than LSI Logic Storage Patents. SSI may grant sublicenses with respect to LSI Logic Storage IP other than LSI Logic Storage Patents, and the licenses in Section 3.2 (other than Section 3.2(c)) include the right to grant such sublicenses, in the ordinary course of its business, subject to any restrictions set forth in Sections 7.2 and 7.4. with respect to disclosure of the Confidential Information of LSI Logic.

          (c) Have Made Rights. SSI's rights to have products made for it by third parties under the licenses granted in Section 3.2(c) shall apply only when (i) SSI creates and furnishes to the third party manufacturer the designs, specifications and working drawings for the manufacture of such products, (ii) the product manufactured by the third party is sold to SSI, and (iii) the product manufactured by the third party is identified with SSI's Marks. SSI understands and acknowledges that the licenses granted in
     Section 3.2(c) and in Section 3.3(a) hereunder are intended to cover only the products of SSI and its permitted sublicensees, and are not intended to cover manufacturing activities that SSI or a sublicensee may undertake on behalf of third parties (patent laundering activities); similarly, the licenses granted in Section 3.2(c) and in Section 3.3(a) are not intended to cover services provided by SSI or its sublicensees to the extent that such services are provided to or on behalf of a third party using tangible or intangible materials provided by or on behalf of the third party. SSI shall not exercise the have made rights granted in Section 3.2(c) in a manner that would circumvent, or could reasonably be expected to result in the circumvention of the limitations on sublicensing set forth in this
     Section 3.3(a), unless and to the extent expressly permitted in this
     Section 3.3(c).

     3.4 License to SSI of LSI Logic Retained Patents. Effective as of the Separation Date and subject to Section 3.9, SSI hereby retains, and without limiting the foregoing LSI Logic agrees to grant and hereby does grant (and shall cause its Subsidiaries to grant) SSI a personal, fully paid up, royalty-free, non-exclusive, non-transferable, non-assignable right and license, without any right to grant or authorize sublicenses, under the

LSI Logic Retained Patents, to make, but not to have made, and to use, sell, offer for sale and import SSI Products and future products of the SSI Business, but not to perform any activities, or to make, have made, use, offer for sale, sell, import or otherwise exploit any products or services within the Excluded Field. For purposes of this Agreement, "Excluded Field" means storage components and design, testing, packaging or fabrication of any integrated circuits or elements thereof. The foregoing licenses are for the life of the LSI Logic Retained Patents.

     3.5 License to LSI Logic Licensed Marks. Effective as of the Separation Date and continuing until twenty-four (24) months thereafter, and subject to
Section 3.9, SSI hereby retains, and without limiting the foregoing LSI Logic agrees to grant and hereby does grant (and shall cause its Subsidiaries to grant) SSI a royalty-free, non-exclusive right and license, with the right to sublicense (as described below), under the LSI Logic Licensed Marks, to use those LSI Logic Licensed Marks for the purposes of describing the SSI Business and promoting and offering Marked Items, all in territories in which LSI Logic owns the rights to those LSI Logic Licensed Marks, and all in accordance with any guidelines or restrictions set forth on Schedule 3.5. The licenses in this
Section 3.5 are not transferable (except as provided in Section 10.9), and are not sublicensable except (i) to a Subsidiary of SSI, during the period in which that Subsidiary remains a Subsidiary of SSI, and (ii) in connection with the sale or transfer of all or substantially all of one or more products or product lines of SSI or its Subsidiaries that includes Marked Items; provided, however, that the respective successor shall not have any rights or licenses under the LSI Logic Licensed Marks separate or apart from the Marked Items within the product line(s) so transferred. In all of the foregoing cases, the sublicensee must agree to be bound by the relevant license restrictions in this Agreement, and SSI is responsible for performance by any sublicensee.

          (a) All goodwill associated with or that arises from use of the LSI Logic Licensed Marks under this Section 3.5 inures to the sole benefit of LSI Logic.

          (b) SSI shall not use LSI Logic Licensed Marks in a manner that is disparaging to, or that otherwise would harm the goodwill associated with, those LSI Logic Licensed Marks. The quality of the Marked Items must be at least as high as the quality of the good and services with which LSI Logic has used those LSI Logic Licensed Marks. Unless otherwise agreed in advance in writing, all representations of the LSI Logic Licensed Marks that SSI intends to use must first be submitted to LSI Logic for approval (which will not be unreasonably withheld or delayed) of design, color and other details, or will be exact copies of those used by LSI Logic. Without limiting the foregoing, upon LSI Logic's request, SSI shall, at no charge to LSI Logic, provide LSI Logic with: (i) a description, and where appropriate, access, at LSI Logic facilities, to, or samples of, the Marked Items; and (ii) the form and manner in which SSI uses or intends to use the LSI Logic Licensed Marks.

          (c) If LSI Logic reasonably determines that SSI's use of the LSI Logic Licensed Marks would be harmful to the goodwill associated with those LSI Logic Licensed Marks, then LSI Logic shall provide SSI with a written description of the basis for its determination. SSI shall promptly modify its use of the LSI Logic Licensed Marks or the quality of the Marked Item with which those LSI Logic Licensed Marks are used so as to conform to LSI Logic's directions.

          (d) SSI shall not use or attempt to register in its own name any Mark confusingly similar to the LSI Logic Licensed Marks.

          (e) If any act or omissions of SSI detracts from or is likely to detract from the goodwill of LSI Logic in the LSI Logic Licensed Marks, LSI Logic may, upon sixty (60) days' notice to SSI, terminate all licenses to those LSI Logic Licensed Marks if the act or omission of SSI is not remedied to LSI Logic's reasonable satisfaction during that sixty (60) day period.

          (f) To the extent necessary to properly protect LSI Logic's rights, LSI Logic and SSI shall enter into registered user agreements with respect to the LSI Logic Licensed Marks under applicable trademark law requirements in countries outside the United States. SSI will be responsible for proper filing of the registered user agreement with appropriate government authorities and shall pay all costs or fees associated with that filing.

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

     3.6 License from SSI to LSI Logic. Effective as of the Separation Date, SSI agrees to grant, and hereby does grant (and shall cause its Subsidiaries to grant) LSI Logic a perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, non-transferable (except as provided in Section 10.10) right and license:

          (a) under the Copyrights in SSI IP, to copy, create derivative works from, distribute, publicly perform and display, and transmit any Technology within SSI IP or products or technology in which such Technology is embodied; and to sublicense the foregoing rights in connection with the distribution, licensing and sale of LSI Logic's products and services;

          (b) under the Maskworks in SSI IP, to make and have made semiconductor devices;

          (c) under the Patents in SSI IP, to make, have made, use, sell, offer for sale and import any product, practice any process, method or procedure, claimed in any such Patent and to otherwise exercise the license granted in
     Section 3.6(a); and

          (d) under all other Intellectual Property Rights of SSI in SSI IP, to fully exercise, use and exploit the Technology that is SSI IP and to conduct the LSI Logic Storage Business and LSI Logic's other retained businesses following the Separation Date; provided that the foregoing license shall be subject to any restrictions with respect to Confidential Information of SSI set forth in Sections 7.2 and 7.4 and the non-compete in
     ARTICLE V.

     3.7  Sublicensing of SSI IP; Have Made Rights.

          (a) Patent Sublicensing. The license under the Patents in *** set forth in Section 3.6(c) shall not be sublicensable by LSI Logic except to
     (i) an entity that is Subsidiary of LSI Logic but only while such entity is a Subsidiary of LSI Logic, or (ii) a third party which LSI Logic Controls at the ten percent (10%) or greater level and in connection with the transfer or licensing of substantial other IP of LSI Logic to such entity. In either case the sublicensed entity must agree to be bound by the relevant license restrictions in this Agreement, and LSI Logic shall be responsible for performance by any sublicensee.

          (b) Sublicensing of Other SSI IP. LSI Logic may grant sublicenses with respect to SSI IP other than SSI Patents, and the licenses in Section
     3.6 (other than Section 3.6(c)) include the right to grant such sublicenses, in the ordinary course of its business, subject to any restrictions set forth in Sections 7.2 and 7.4 with respect to disclosure of Confidential Information of SSI.

          (c) Have Made Rights. LSI Logic's rights to have products made for it by third parties under the licenses granted in Section 3.6(c) shall apply only when (i) LSI Logic creates and furnishes to the third party manufacturer the designs, specifications and working drawings for the manufacture of such products, (ii) the product manufactured by the third party is sold to LSI Logic, and (iii) the product manufactured by the third party is identified with LSI Logic's Marks. SSI understands and acknowledges that the licenses granted in Section 3.6(c) and in Section 3.7(a) hereunder are intended to cover only the products of LSI Logic and its permitted sublicensees, and are not intended to cover manufacturing activities that LSI Logic or a sublicensee may undertake on behalf of third parties (patent laundering activities); similarly, the licenses granted in
     Section 3.6(c) and in Section 3.7(a) are not intended to cover services provided by LSI Logic or its sublicensees to the extent that such services are provided to or on behalf of a third party using tangible or intangible materials provided by or on behalf of the third party. LSI Logic shall not exercise the have made rights granted in Section 3.6(c) in a manner that would circumvent, or could reasonably be expected to result in the circumvention of the limitations on sublicensing set forth in this Section 3.6(a), unless and to the extent expressly permitted in this Section 3.7(c).

     3.8 No Improvements. Neither Party has an obligation to disclose or license to the other Party any improvement or updates made to any IP, including the Pre-Separation IP, SSI IP, LSI Logic Storage IP or LSI Logic Retained Patents, after the Separation Date.

     3.9 Reservation of Rights; Restrictions. Each Party reserves all rights not expressly granted. Without limiting the foregoing, all licenses granted by either Party to the other under this Agreement are subject to any and all licenses and other agreements between the granting Party and any third party or parties entered into prior to the date hereof. No rights are granted or licensed to SSI with respect to any IP for which such license would be subject to a Restriction.

     3.10 License to Santricity Software. SSI will grant to LSI Logic, under reasonable terms and conditions to be negotiated between the Parties in good faith, a royalty free, paid up, non-exclusive license to the Santricity Software. For purposes hereof, "Santricity Software" means that software referred to internally at LSI Logic as "Santricity," including but not limited to any user interfaces, functionality and algorithms included or incorporated therein, as such may be more fully defined in connection with negotiating the terms and conditions for the above license.

                                   ARTICLE IV

        IP DELIVERY, TRANSFER OF LEGAL TITLE, AND SCHEDULE MODIFICATIONS

     4.1  Delivery.

          (a) Unless otherwise expressly provided herein (including under Section 4.1(c)), each Party shall retain in its possession all items of Technology currently in its possession.

          (b) To the extent not already in SSI's possession and upon SSI's reasonable notice given within twelve (12) months following the Separation Date, LSI Logic shall deliver or otherwise make available to SSI at no cost and, where possible, through electronic means such as file transfer or FTP, any Technology (including Software) included within the definitions of SSI IP that is in LSI Logic's possession and not in SSI's possession. Unless otherwise specified, all Software shall be provided in both source and object code form.

          (c) To the extent not already in LSI Logic's possession and upon LSI Logic's reasonable notice given within twelve (12) months following the Separation Date, SSI shall deliver or otherwise make available to LSI Logic, at no cost and, where possible, through electronic means such as file transfer or FTP, any Technology (including Software) included within the definitions of LSI Logic IP that is in SSI's possession and not in LSI Logic's possession. Unless otherwise specified, all Software shall be provided in both source and object code form.

          (d) Upon SSI's reasonable request, LSI Logic shall deliver copies of all SSI License Agreements, any SSI Shared License Agreements, and any other License Agreements under which SSI will be obtaining a benefit or will be required to perform under ARTICLE VI.

          (e) Notwithstanding Section 2.2, to the extent that more than one instantiation of any Technology assigned pursuant to Section 2.2 exists or to the extent such Technology is capable of being copied without material cost, both Parties shall retain such Technology subject to the terms of this Agreement.

     4.2  SSI IP Schedules.

          (a) IP other than Patents, Marks and Internet Properties. It is understood that the IP Schedules have been created in good faith, using reasonable efforts to be complete and accurate. Notwithstanding the foregoing, if it is reasonably determined, within two (2) years after the date of this Agreement, that a material item of IP that should have been included on the relevant Schedule has been omitted, or that an item of IP included on such a Schedule should not have been included, or to the extent the Parties reasonably agree in good faith that an item has been improperly omitted or improperly included, then such schedule or schedules shall be amended accordingly to exclude or include such item, as the case may be, without further consideration, and as amended shall become part of this Agreement.

          (b) Patents.

             (i) If SSI files a patent application based on an invention disclosure listed on Schedule 1.2(v)(vi) (SSI Technology) during the first twelve (12) months following the Separation Date, then SSI shall provide LSI Logic notice thereof;

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

             (ii) Whether or not notice is provided under Section 4.2(b)(i), any Patents issuing from an invention disclosure listed on Schedule 1.2(v)(vi) (SSI Technology) shall be deemed included on Schedule 1.2(v)(i) regardless of whether such Schedule is amended to include such Patents and the associated patent applications.

             (iii) Notwithstanding any thing to the contrary set forth in
        Section 4.2(a), Patents may not be removed from a Schedule unless there is mutual agreement to do so; Patents may be added, however, to the extent they meet the requirement set forth in Section 2.1(a)(i)(2).

          (c) Marks and Internet Properties. Notwithstanding any thing to the contrary set forth in Section 4.2(a), Marks and Internet Properties may be removed from Schedule 1.2(v)(iii) or Schedule 1.2(v)(iv), as applicable, if such items initially were included but are determined to have failed to meet the requirements of Section 2.1(b)(ii) or Section 2.1(a)(iii)(2), as applicable, and may be added to Schedule 1.2(v)(iii) or Schedule 1.2(v)(iv), as applicable, if such items initially were not included but are determined to meet the requirements of Section 2.1(b)(ii) or Section 2.1(a)(iii)(2), as applicable.

     4.3  Cooperation and Legal Transfers.

          (a) Cooperation. The Parties shall cooperate to effect a smooth transfer of legal title from SSI to LSI Logic, where necessary, and along with legal title, the responsibility for prosecution, maintenance and enforcement of the SSI Patents from LSI Logic to SSI.

          (b) Continuing Prosecution and Maintenance Pending Transfer. Until transfer of legal title from SSI to LSI Logic has been effected, LSI Logic agrees to continue the prosecution and maintenance of, and ongoing litigation (if any) with respect to, the SSI Patents (including payment of maintenance fees), and to maintain its files and records related to the SSI Patents using the same standard of care and diligence that it uses with respect to LSI Logic's other Patents. SSI will reimburse LSI Logic for all actual and reasonable expenses (excluding the value of the time of LSI Logic employees) to continue to prosecute and maintain the SSI Patents after the Separation Date until the transfer of responsibility for the SSI Patents has been completed. The Parties shall agree on a case by cases basis on compensation, if any, of LSI Logic for the value of time of LSI Logic's employees as reasonably required in connection with any such litigation. LSI Logic shall provide SSI with the originals or copies of its files related to the SSI Patents upon such transfer or at such earlier time as the Parties may agree.

          (c) Support by LSI Logic. LSI Logic shall provide continuing reasonable support to SSI with respect to the SSI Patents, including by way of example, by executing all documents prepared by SSI necessary for the prosecution, maintenance, and litigation of the SSI Patents, forwarding copies of correspondence sent and received concerning the SSI Patents within a reasonable period of time after receipt by LSI Logic, and making all relevant documents in the possession or control of LSI Logic and corresponding to the SSI Patents, or any licenses thereunder, available to SSI or its counsel. Other details regarding cooperation will be as set forth in the Transition Services Agreement.

          (d) Assignment Documents for Legal Title. To the extent required to perfect the foregoing assignments of SSI IP to SSI under Section 2.2, LSI Logic shall deliver the following to SSI on or promptly following the Separation Date:

             (i) United States and foreign Patent assignments in the forms set forth on Exhibit 4.2(c)(d)(i), executed by LSI Logic and evidencing the foregoing transfer of any Patents included in SSI IP;

             (ii) Trademark assignments in the form set forth on Exhibit 4.2(c)(d)(ii), executed by LSI Logic and evidencing the foregoing assignment and transfer of any Marks included in SSI IP;

             (iii) Identification of the registrar for each of the Internet Properties included in SSI IP, including information for accessing the account with such registrar, and, where available, documentation of the transfer of such Internet Property; and

             (iv) Copyright assignment in the form set forth on Exhibit 4.2(c)(d)(iv), executed by LSI Logic and evidencing the foregoing transfer of any Copyrights registered in the United States and included in SSI IP.

     4.4  Dispute Procedures.

          (a) If a Party (the "Requesting Party") reasonably believes that an IP Schedule mistakenly either omits or includes an item of IP, the Requesting Party shall provide the other Party (the "Requested Party") notice thereof and the reasons therefor in accordance with Section 10.7. The Requested Party shall respond to such notice within thirty (30) days, either accepting such request or stating the reasons for rejecting such request. If the Parties do not resolve the Dispute within ninety (90) days of the initial notice, the Dispute shall be resolved by the dispute resolution mechanism set forth in Section 10.6.

          (b) Upon the resolution of the Dispute by agreement or otherwise, the appropriate IP Schedule shall be modified and signed by both Parties and shall become a part of this Agreement.

          (c) Following the notice by the Requesting Party and until such time as such matter is resolved in accordance with this Section 4.4 neither Party may initiate any action against the other or its customers or suppliers, including one for infringement or validity with respect to any item of IP that is the subject of such notice and if an action was initiated prior to the Requesting Party's notice such action shall be suspended upon such notice and at least during the pendancy of such Dispute.

                                   ARTICLE V

                                  NON-COMPETE

     5.1  Restrictions.

          (a) Subject to SSI compliance with the terms and conditions of this Agreement, beginning as of the date hereof and continuing until eighteen
     (18) months after the Distribution Date, LSI Logic agrees that it will not develop, manufacture or sell a product that is substantially similar to or a direct substitute for an SSI Product that exists as of the Separation Date; provided however, that nothing shall restrict LSI Logic from selling semiconductor components or any LSI Logic product sold by LSI Logic as of the Separation Date, replacements or new versions of such products, products that result from development activities of LSI in which, as of the Separation Date, substantial resources have been invested, or products on an LSI roadmap, all other than products sold exclusively by or through SSI as a Subsidiary of LSI Logic.

          (b) Notwithstanding the foregoing or any other provisions of this Agreement, LSI Logic shall not be restricted in any way from providing support, maintenance (including providing updates, upgrades, bug fixes and maintaining escrow accounts), consulting and other services, or otherwise fulfilling its obligations, under any and all licenses, maintenance contracts and other agreements between LSI Logic and any third party or parties entered into prior to the date hereof, unless such agreement has been

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

     determined pursuant to this Agreement to be an SSI License Agreement, or pursuant to an Ancillary Agreement to be an SSI Contract.

     5.2 Separate Covenants. The covenants contained in Section 5.1 will be construed as a series of separate covenants, one for each county, city, state and country of the geographic scope. If, in any judicial proceeding, a court refuses to enforce any of those separate covenants (or any part thereof), then that unenforceable covenant (or part thereof) will be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or parts thereof) to be enforced. If the provisions of Section 5.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then those provisions will be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     5.3 Necessary to Preserve Value. SSI and LSI Logic acknowledge (i) that the goodwill associated with the existing SSI Business and the assets of the SSI Business prior to the Separation are an integral component of the value of the SSI Business, and that such value is reflected in the consideration and terms of the Separation Agreement and Ancillary Agreements; and (ii) that LSI Logic's agreement as set forth in Sections 5.1 and 5.2 is necessary to preserve the value of the assets and SSI Business for SSI following the Separation. LSI Logic also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 5.1 are reasonable because, among other things (A) LSI Logic and SSI are engaged in highly competitive industries, and (B) LSI Logic has had unique access to the trade secrets and know-how of the SSI Business, including plans and strategy of the SSI Business.

     5.4 Injunctive Relief. LSI Logic acknowledges that in the event of a breach or threatened breach of Sections 5.1 by LSI Logic, monetary damages would be inadequate to protect SSI fully from, and compensate SSI for, the harm caused by such breach or threatened breach. Accordingly, LSI Logic agrees that if it breaches or threatens breach of any provision in Sections 5.1 or 5.2 SSI is entitled to seek, in addition to any other right or remedy otherwise available to it at law or in equity, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any provision in Sections 5.1 or 5.2, and SSI shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

                                   ARTICLE VI

                     LICENSE AGREEMENTS WITH THIRD PARTIES

     6.1 License Agreements. Those License Agreements identified as SSI License Agreements will be allocated to SSI under and subject to the terms of
Section 6.2. The rights and obligations under License Agreements identified as Shared License Agreements will be shared between the Parties, under and subject to the terms of Section 6.3 and the associated exhibits.

     6.2 Assignments, Delegation and Novation of SSI License Agreements. To the extent SSI (or one of its predecessor parties) and not LSI Logic is a party to an SSI License Agreement, SSI shall retain that SSI License Agreement, subject to Section 6.3.

          (a) To the extent it has the right to do so, LSI Logic hereby assigns all of its rights, delegates its duties and otherwise assigns its rights and obligations under the SSI License Agreements, and SSI assumes such rights and obligations.

          (b) With respect to SSI License Agreements for which consent to assignment is required or for which assignment and delegation is subject to a Restriction, the Parties shall use reasonable commercial efforts to obtain such consent or remove such Restriction prior to the Separation Date or within a reasonable time thereafter. Neither LSI Logic nor any of its Subsidiaries is required to pay any material consideration to any third party to obtain such consent or remove such Restriction. However, if obtaining consent or removing a Restriction to enable transfer or assignment in connection with this Section 6.2 would require payment or grant of material additional consideration, then LSI Logic shall so inform SSI. If the additional consideration required is payment of money only, or if it affects only SSI and not LSI

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

     Logic, then at SSI's request and upon SSI's agreement to make the payment or grant the additional consideration to the third party, LSI Logic will arrange for a transfer or assignment of the SSI License Agreement to SSI. LSI Logic is not obligated or required to attempt to assign or transfer an SSI License Agreement if to do so would adversely affect LSI Logic's future rights or require LSI Logic to take any action.

          (c) If obtaining necessary consents or waivers to enable transfer or assignment of an SSI License Agreement is not feasible, then the Parties shall use commercially reasonable efforts to extend the benefits and burdens of that SSI License Agreement to SSI through other means, which may include subcontracting or outsourcing. Such other means will be set forth in an Exhibit to Section 6.3 hereof, the Transition Services Agreement or another appropriate Transaction Document.

     6.3  Shared License Agreements.

          (a) Shared License Agreements to which LSI Logic and not SSI is a
     Party.

             (i) With respect to Shared License Agreements to which LSI Logic and not SSI is a party, LSI Logic shall use reasonable efforts to facilitate extension to SSI of licenses and rights (along with accompanying responsibilities and liabilities) under such Shared License Agreements, including through a sub-license described in Section 6.3(a). If such extension would require payment or grant of additional material consideration, then LSI Logic shall so inform SSI. If the additional consideration required is a payment of money only, or if it affects only SSI and not LSI Logic, then at SSI's request and upon its agreement to make the payment or grant the additional consideration to the third party, LSI Logic will facilitate such extension. LSI Logic is not obligated or required to extend any rights if to do so would adversely affect LSI Logic's future rights or require LSI Logic to take any action.

             (ii) To the extent LSI Logic (or a Subsidiary of LSI Logic) has the right to do so without Restriction, LSI Logic hereby agrees to grant, and hereby does grant (or shall cause its Subsidiaries to grant) SSI a sub-license under a Shared License Agreement described in subsection (i) above, of the same scope and subject to the same terms and conditions as LSI Logic has under such Shared License Agreement.

          (b) Shared License Agreements to which SSI and not LSI Logic is a
     Party.

             (i) With respect to Shared License Agreements to which SSI and not LSI Logic is a party, SSI shall use reasonable efforts to facilitate extension to LSI Logic of licenses and rights (along with accompanying responsibilities and liabilities) under such Shared License Agreements, including through a sub-license described in Section 6.3(a). If such extension would require payment or grant of additional material consideration, then SSI shall so inform LSI Logic. If the additional consideration required is a payment of money only, or if it affects only LSI Logic and not SSI, then at LSI Logic's request and upon its agreement to make the payment or grant the additional consideration to the third party, SSI will facilitate such extension. SSI is not obligated or required to extend any rights if to do so would adversely affect SSI's future rights or require SSI to take any action.

             (ii) To the extent SSI (or a Subsidiary of SSI) has the right to do so without Restriction, SSI hereby agrees to grant, and hereby does grant (or shall cause its Subsidiaries to grant) LSI Logic a sub-license under a Shared License Agreement described in subsection (i) above, of the same scope and subject to the same terms and conditions as SSI has under such Shared License Agreement.

          (c) Removing or Adding Shared License Agreements. The Parties may determine that License Agreements are Shared License Agreements (whether they were SSI License Agreements, LSI License Agreements or undesignated License Agreements prior to such determination); upon such determination those License Agreements will be considered Shared License Agreements hereunder and designated as such on Schedule 1.2(m). SSI may, at any time prior to the Distribution Date, request in writing that a License Agreement held by LSI Logic and designated as a Shared License Agreement no longer be

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

     designated as such. Promptly after receipt of such notice by LSI Logic,
     Schedule 1.2(m) will be amended to reflect that new designation.

                                  ARTICLE VII

           CONFIDENTIAL INFORMATION AND LSI LOGIC EMPLOYEE AGREEMENTS

     7.1 Confidential Information Exclusions. Notwithstanding the definition of "Confidential Information," Confidential Information excludes information that the Receiving Party can demonstrate: (i) was independently developed by the Receiving Party without any use of the Disclosing Party's Confidential Information or by the Receiving Party's employees or other agents (or independent contractors hired by the Receiving Party) who have not been exposed to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a source (other than the Disclosing Party) that had a right to disclose it without breach of this Agreement; (iii) was in the public domain at the time it was disclosed or enters the public domain through no act or omission of the Receiving Party; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure.

     7.2 Confidentiality Obligations. The Receiving Party shall treat as confidential all of the Disclosing Party's Confidential Information and shall not use that Confidential Information except as expressly permitted under this Agreement. Without limiting the foregoing, the Receiving Party shall use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance, but in no event with less than reasonable care, to prevent the disclosure of the Disclosing Party's Confidential Information.

     7.3 Residuals. The restrictions set forth in Section 7.2 do not apply to a Receiving Party's use of Residual Information (as defined in this Section) and Residual Information is not considered Confidential Information. "Residual Information" means information that is retained in the unaided memories of the Receiving Party's employees who have had access to Confidential Information of the Disclosing Party or which otherwise constitutes the general knowledge or skills of those employees.

     7.4 Disclosure to LSI Logic or SSI. Except as explicitly provided in this Agreement, SSI shall not disclose to LSI Logic, and LSI Logic shall not disclose to SSI, any information that the disclosing Party considers Confidential Information prior to obtaining the receiving Party's consent to receive such information as Confidential Information. Any information disclosed by a disclosing Party without that consent is not considered Confidential Information of the receiving Party, and the receiving Party is free to use and disclose that information without restriction.

     7.5 Remedies. Unauthorized use by a Party of the other Party's Confidential Information will diminish the value of that information. Therefore, if a Party breaches any of its obligations with respect to confidentiality or use of Confidential Information, the other Party may seek both equitable relief (including injunctive relief) and money damages to protect its interest in that Confidential Information.

     7.6 Required Disclosure. If the Receiving Party must disclose the Disclosing Party's Confidential Information under the order or requirement of a court, administrative agency, or other governmental body, the Receiving Party shall provide prompt notice thereof to the Disclosing Party and shall use its reasonable efforts to obtain a protective order or otherwise prevent public disclosure of such information.

     7.7 Public Announcements. Neither SSI nor LSI Logic shall make any initial public announcement relating to this Agreement until both SSI and LSI Logic approve the timing, form and content of a public announcement, which approval may not unreasonably be withheld or delayed.

     7.8  LSI Logic Employee Agreements.

          (a) Survival of LSI Logic Employee Agreement Obligations and LSI Logic's Common Law Rights. The LSI Logic Employee Agreements of all former LSI Logic employees transferred to SSI pursuant to the Separation Agreement or Ancillary Agreements, and of other LSI Logic employees that become SSI Employees shall remain in full force and effect according to their terms; provided, however, that none of

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

     the following acts committed by former LSI Logic employees or SSI Employees within the scope of their SSI employment shall constitute a breach of such LSI Logic Employee Agreements: (i) the use or disclosure of Proprietary Information (as that term is defined in the former LSI Logic employee's or SSI Employee's LSI Logic Employee Agreement) for or on behalf of SSI, if such disclosure is consistent with the rights granted to SSI and restrictions imposed on SSI under this Agreement, any Ancillary Agreement or any other agreement between the parties; (ii) the disclosure and assignment to SSI of rights in proprietary developments authored or conceived by the former LSI Logic employee or SSI Employee after the Separation Date and resulting from the use of, or based upon IP (whether patented or not) that is retained by LSI Logic, provided, however, that in no event shall such disclosure and assignment be regarded as assigning the underlying retained IP to SSI; (iii) the rendering of any services, directly or indirectly, to SSI to the extent such services are consistent with the assignment or license of rights granted to SSI and the restrictions imposed on SSI under this Agreement, any Ancillary Agreement or any other agreement between the parties; and (iv) solicitation of the employees of one Party by the other Party prior to the Separation Date or following the Separation Date and prior to the Distribution Date (so long as such solicitation does not violate the terms of the Separation Agreement). Further, LSI Logic retains any rights it has under statute or common law with respect to actions by its former employees to the extent such actions are inconsistent with the rights granted to SSI and restrictions imposed on SSI under this Agreement, any Ancillary Agreement or any other agreement between the parties.

          (b) Assignment, Cooperation for Compliance and Enforcement.

             (i) LSI Logic retains all rights under the LSI Logic Employee Agreements of all former LSI Logic employees necessary to permit LSI Logic to protect the rights and interests of LSI Logic, but hereby transfers and assigns to SSI its rights under the LSI Logic Employee Agreements of all former LSI Logic employees and all SSI Employees that remain subject to such LSI Logic Employee Agreements to the extent required to permit SSI to enjoin, restrain, recover damages from or obtain specific performance of the LSI Logic Employee Agreements or obtain other remedies against any employee who breaches his/her LSI Logic Employee Agreement.

             (ii) SSI shall advise LSI Logic of any violation of the LSI Logic Employee Agreement by former LSI Logic employees or SSI Employees, and any violation of the SSI confidential information and assignment of inventions agreement (or any similar such agreement) that SSI reasonably believes would affect LSI Logic's rights. LSI Logic shall advise SSI of any violation of the LSI Logic Employee Agreement by current or former LSI Logic employees or by SSI Employees subject to the LSI Logic Employee Agreement that LSI Logic reasonably believes would affect SSI's rights; provided, however, that the foregoing obligations shall only apply to violations that become known to an attorney within the legal department of the Party obligated to provide notice thereof.

             (iii) Following the Separation Date and extending only until the Distribution Date, if either LSI Logic or SSI determines that it may be necessary to take action to enforce the LSI Logic Employee Agreements of former LSI Logic employees or of SSI Employees still technically employed by LSI Logic, then at either Party's request the Parties shall meet to confer and cooperate regarding such potential enforcement.

             (iv) LSI Logic and SSI acknowledge and agree that matters relating to the making, performance, enforcement, assignment and termination of employee agreements are typically governed by the laws and regulations of the national, federal, state or local governmental unit where an employee resides, or where an employee's services are rendered, and that such laws and regulations may supersede or limit the applicability or enforceability of this Section 7.8. In such circumstances, LSI Logic and SSI agree to take action with respect to the employee agreements that best accomplishes the parties' objectives as set forth in this Section
        7.8 and that is consistent with applicable law.

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

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

     8.1 Representations and Warranties. Each Party represents and warrants to the other that: (i) it has the full right, power and authority to enter into this Agreement and fully perform its obligations under this Agreement; and (ii) has the right to grant the licenses granted under this Agreement, (ii) its performance of all its obligations under this Agreement is not prohibited by or in conflict with any agreement between that Party and any third party.

     8.2 Completeness of Schedules. LSI Logic represents and warrants to SSI that, to the extent SSI is not the owner or exclusive licensee thereof, (i) LSI Logic has title to the Technology and Intellectual Property Rights included in SSI IP, and (ii) that the schedules setting forth the list of SSI Patents and of Patents within the LSI Logic Storage IP are complete and accurate. SSI's sole and exclusive remedy and LSI Logic's entire liability for any breach of the representation or warranty in the foregoing subsection (ii), is that such schedules shall be supplemented to include those Patents required to make the representation true and correct as of the Separation Date.

     8.3 Warranty Disclaimers. Nothing set forth in this Agreement is or will be construed to be:

          (a) a warranty or representation by LSI Logic as to the condition, state, performance or functionality or specifications of the SSI Products or any component thereof;

          (b) a warranty, representation or admission by LSI Logic as to the validity, enforceability or scope of any Intellectual Property Rights licensed or transferred under this Agreement;

          (c) an obligation on either Party to institute any suit or other action for infringement or misappropriation of any SSI IP, LSI Logic Storage IP, LSI Logic Retained Patents, or likelihood of confusion regarding the LSI Logic Licensed Marks;

          (d) an obligation on either Party to defend any suit or other action brought by a third party challenging or concerning the validity of any SSI IP, LSI Logic Storage IP, LSI Logic Retained Patents, or LSI Logic Licensed Marks;

          (e) a warranty or representation by either Party that any manufacture, use, licensing, sale, importation or other exploitation of SSI IP or the exercise of any license granted to SSI under this Agreement will be free from infringement of any Intellectual Property Right;

          (f) subject to LSI Logic's obligations under Section 4.2(c) and 4.3(b), an obligation on either Party to file any Patent application or to secure any Patent or to maintain any Patent, through the payment of patent maintenance fees or otherwise; or

          (g) any warranty or representation by LSI Logic as to the outcome or benefits to SSI of entering into any business or other activities based upon or related to SSI IP or as to the performance or merchantability of the Technology within SSI IP.

     8.4 LSI Logic Disclaimer. WITHOUT LIMITING SECTION 8.2, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: (a) SSI IP, THE LSI LOGIC LICENSED MARKS, THE LSI LOGIC STORAGE IP, THE LSI LOGIC RETAINED PATENTS, AND ALL OTHER THINGS OR RIGHTS PROVIDED, SOLD, TRANSFERRED OR LICENSED BY LSI Logic TO SSI UNDER THIS AGREEMENT ARE PROVIDED BY LSI LOGIC "AS IS" AND WITHOUT WARRANTY OF ANY KIND; AND (b) LSI LOGIC MAKES NO, AND HEREBY DISCLAIMS ALL, OTHER WARRANTIES, WHETHER EXPRESS, STATUTORY, OR IMPLIED, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

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

                                   ARTICLE IX

                              TERM AND TERMINATION

     9.1 Term. The term of this Agreement begins on the date executed, and continues indefinitely; provided that the licenses in Section 3.4 are only for the lives of the Patents involved, and unless otherwise agreed by the Parties in writing, terminate on an assignment or transfer of this Agreement under Section 10.10, whether or not the remainder of the Agreement is successfully and properly assigned or transferred.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1  Further Instruments and Assistance.

          (a) At the request of LSI Logic and without further consideration, SSI will execute and deliver, and will cause its applicable Subsidiaries to execute and deliver, to LSI Logic and its Subsidiaries all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as LSI Logic may reasonably deem necessary or desirable in order to have SSI fully and unconditionally assume and discharge the liabilities contemplated to be assumed by SSI under this Agreement or any document in connection herewith and to relieve LSI Logic and its Subsidiaries of any liability or obligation with respect thereto and evidence the same to third parties.

          (b) Neither LSI Logic nor SSI shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees. Furthermore, each Party, at the request of the other Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

     10.2 Bankruptcy. All rights and licenses granted under this Agreement are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses to rights of "intellectual property" under that section. Notwithstanding any provision to the contrary, if the licensor of rights of intellectual property is subject to a proceeding under the United States Bankruptcy Code and either that Party (as debtor in possession), or that Party's trustee in bankruptcy, rightfully elects to reject this Agreement, then the that Party may, under Sections 365(n)(1) and 365(n)(2) of the United States Bankruptcy Code, retain any and all of the rights licensed to it under this Agreement, to the maximum extent permitted by law, subject to any royalty payments due to that licensor and specified in this Agreement.

     10.3 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP BE LIABLE TO ANY OTHER MEMBER OF THE LSI LOGIC GROUP OR SSI GROUP FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EITHER PARTY'S INDEMNIFICATION OBLIGATIONS AS SET FORTH IN THE INDEMNIFICATION AND INSURANCE MATTERS AGREEMENT.

     10.4 Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements and the exhibits and schedules referenced or attached hereto and thereto, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

     10.5 Governing Law. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules and the United Nations Convention on Contracts for the International Sale of Goods. The Superior Court of Santa

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

Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section
10.6 below.

     10.6 Dispute Resolution. Any Disputes under this Agreement will be addressed using the same procedure set forth in the Separation Agreement.

     10.7 Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective parties at the following addresses:

     if to LSI Logic:  LSI Logic Corporation
                  1621 Barber Lane
                  Milpitas, CA 95035
                  Attention: General Counsel
                  Fax: (408) 433-6896

     if to SSI:         LSI Logic Storage Systems, Inc.
                  1621 Barber Lane
                  Milpitas, CA 95035
                  Attention: General Counsel
                  Fax: (408) 433-8323

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

     10.8 Counterparts. This Agreement, including the exhibits and schedules hereto, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     10.9 Binding Effect. This Agreement, and the rights and licenses granted under this Agreement, shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may be enforced separately by each member of the LSI Logic Group and each member of the SSI Group.

     10.10 Assignment and Transfer. Neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with such Party's reincorporation, merger, change of control or sale of all or substantially all of the assets to which this Agreement relates, except that the license granted to SSI under Section 3.4 is not assignable or transferable to a successor entity or any other entity by SSI, regardless of the form of the transaction or whether such assignable or transfer is pursuant to a change of control or by operation of law or otherwise, without specific consent from LSI Logic as to the transfer or assignment of such license.

     10.11 Severability. If any term or other provision of this Agreement or the exhibits or schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

     10.12 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial or waiver exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the exhibits and schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     10.13 Amendment. No change or amendment shall be made to this Agreement or the exhibits or schedules attached hereto except by an instrument in writing signed on behalf of each of the parties to such agreement.

     10.14 Interpretation. The headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any exhibit or schedule but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an article, section, exhibit, or schedule, such reference shall be to an article or section of, or an exhibit or schedule to, this Agreement, unless otherwise indicated.

     10.15 Conflicting Agreements. In the event of conflict between this Agreement and the Separation Agreement or any Ancillary Agreement to that Separation Agreement, the provisions of this Agreement prevail with respect to the subject matter of this Agreement.

                [remainder of the page intentionally left blank]

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

     WHEREFORE, the parties have signed this Intellectual Property Agreement effective as of the date first set forth above.

LSI LOGIC CORPORATION                              LSI LOGIC STORAGE SYSTEMS, INC.

       By: /s/ WILFRED J. CORRIGAN                          By: /s/ THOMAS GEORGENS
-----------------------------------------          -----------------------------------------
        Name: Wilfred J. Corrigan                            Name: Thomas Georgens
        Title:   Chairman/C.E.O.                              Title:   President

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